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Exhibit 18.1

May 13, 2026

Board of Directors Cardinal Infrastructure Group Inc. 100 E. Six Forks Road, #300 Raleigh, North Carolina 27609

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to Cardinal Infrastructure Group Inc. (the “Company") Form 10-Q filing pursuant to Item 601 of Regulation S-K.

As stated in Note 2 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, the Company changed its accounting for depreciation on property and equipment from accelerated depreciation methods (principally the double-declining-balance method) to the straight-line depreciation method. Note 2 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because the straight-line depreciation method will more accurately reflect the pattern of usage and the expected benefits of such assets and provide greater consistency with the depreciation methods used by other companies in the Company’s industry.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.

We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2025. Accordingly, we do not express an opinion on whether the accounting

Grant Thornton LLP U.S. member firm of Grant Thornton International Ltd for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

Sincerely,

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma